Exhibit 23.3

Your Vision Our Focus

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ondas Holdings Inc. of our report dated May 10, 2021, relating to the financial statements of American Robotics, Inc. as of and for the years ended December 31, 2020 and 2019, which report is incorporated by reference to the Current Report on Form 8-K of Ondas Holdings Inc. dated August 9, 2021.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
January 25, 2023

Turner, Stone & Company, L.L.P. Accountants and Consultants 12700 Park Central Drive, Suite 1400 Dallas, Texas 75251 Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665 Toll Free: 877-853-4195
Web site: turnerstone.com AUDITORS	INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND